Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2002-HE2

Monthly Period	July 1, 2004 through July 31, 2004
Payment Date	August 25, 2004

Aggregate Amount Collected for the Collection Period
Interest	$2,611,480.15
Principal Collections	$40,405,334.20
Substition Amounts	$—
Additional Draws	$20,556,963.75
Aggregate Subsitutions	$—
Application of Collected Amounts

Applied in the following order of priority:		Factor per Thousand
(i)	Enhancer Premium	$103,394.20
(ii)	Noteholder’s Interest	$1,388,436.43	1.15703036
	Payment for Additional Balance	$—
(iii)	Principal Collections to Funding Account	$—
(iv)	Excess Spread (during Revolving)	$—
(v)	Excess Spread (during AP)	$1,119,649.52
(vi)	Additional Balance Increase Payment from Excess Spread	$—
(vii)	Noteholder’s Principal Distribution	$19,933,446.49	16.61120541
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x)	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Cerficates	$1,119,649.52

			Percentage Interest
Balances
	Beginning Note Balance		$886,236,020.22	73.85%
	Ending Note Balance		$866,302,573.73	72.19%
		Change	$19,933,446.49	1.66%
	Beginning Excluded Amount		$—
	Ending Excluded Amount		$—
		Change	$—
	Beginning Pool Balance		$902,034,252.45	75.17%
	Ending Pool Balance		$882,100,805.96	73.51%
		Change	$19,933,446.49	1.66%
	Beginning Principal Balance		$902,034,252.45	75.17%
	Ending Principal Balance		$882,100,805.96	73.51%
		Change	$19,933,446.49	1.66%
	Beginning Certificate		$—	0.00%
	Ending Certificate		$—	0.00%
		Change	$—

				Percentage Interest
Delinquencies	#		$
Two statement cycle dates:		7		$549,242.28
Three statement cycle dates:		3		$90,557.78
Four statement cycle dates:		5		$314,264.66
Five statement cycle dates:		3		$166,263.98
Six statement cycle dates:		—		$—
Seven + statement cycle dates:		4		$326,738.03
Foreclosures (included in aging above)		6		$458,075.26
REO		1		$62,842.78
Liquidation Loss Amount		3		$85,076.04
Aggregate Liquidation Loss Amount				$602,501.79	0.050%
Additional Information
Net WAC Rate				3.29%
Overcollateralization Target				$15,326,738.03
Overcollateralization Amount				$15,798,232.23
Funding Account Ending Balance				$—
Aggregate Draws on Enhancer Policy				$—
Gross CPR (1 mo. Annualized)				42.370%
Net CPR (1 mo. Annualized)				23.521%
Draw Rate (1 mo. Annualized)				24.167%
WAM				211.40
AGE				22.09
Repurchases		0		$—

Allocation of Collected Funds
Interest Collections
Total Collected	$(3,072,403.80)
Servicing Fee	$375,847.61
Enhancer Premium	$103,394.20
Additional Balance Interest	$—
Noteholders Interest	$1,388,436.43
Liquidations	$85,076.04
Excess Interest	$1,119,649.52
Net	$—
Interest Shortfall	$—
Principal Collections
Total Collected	$(40,405,334.20)
Noteholders Principal	$19,933,446.49
Add’l Balance Increase	$—
Net Draws	$20,556,963.75
Funding Account	$—
Net	$85,076.04
Previous Funding	$—
Liquidations	$(85,076.04)
Difference	$0.00
Deficiency Amount	$0.00

WACHOVIA BANK, NATIONAL ASSOCIATION
as Administrator